EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SECOND QUARTER SALES UP 5% COMPARED TO PRIOR YEAR

SECOND QUARTER EPS $0.29

Cleveland, Ohio — July 28, 2005 — Brush Engineered Materials Inc. (NYSE-BW) today reported second quarter sales were $134.7 million, up 5% compared to the second quarter of 2004. Approximately one third of the sales increase for the quarter was due to higher metal prices. Second quarter 2005 was the tenth consecutive quarter where sales were higher than the comparable quarter of the prior year.

The increase in sales for the second quarter of 2005 was primarily due to continued strength in the magnetic media and industrial components markets as well as sales of materials for the optical mirrors for NASA’s James Webb Space Telescope and shipments of beryllium hydroxide. Sales were negatively affected in the quarter by continued weakness in automotive electronics and in certain segments of the telecommunications and computer markets.

Net income for the second quarter was $5.5 million or $0.29 per share diluted, down $1.1 million compared to $6.6 million or $0.38 per share diluted in the second quarter of 2004. The benefit of the higher sales was offset by an unfavorable product mix. In addition, higher copper prices, foreign currency exchange losses and a valuation adjustment of a financial derivative reduced earnings by approximately $1.6 million in the quarter. The unfavorable mix and higher copper prices were factors in the second quarter gross margins being 1.3 points below the second quarter of the prior year.

For the first six months of the year sales were $265.0 million, up 4% compared to the same period of the prior year. The first half net income was $9.8 million or $0.51 per share diluted, down $0.5 million compared to net income of $10.3 million or $0.60 per share diluted for the first half of 2004. Product mix and higher copper prices have had a negative effect on first half net income. These factors offset the benefit of the higher sales volume.

Business Segment Reporting

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI), Beryllium Products and Brush Resources Inc.

The Metal Systems Group now includes Brush Resources Inc., our Utah mine and mill, which previously was classified in Other. This reclassification better reflects how the operations are now managed. Brush Resources produces beryllium hydroxide, a raw material input for our beryllium businesses and for sale to external customers. Prior year results have been adjusted to reflect the change.

The Metal Systems Group’s second quarter sales were $78.5 million, 2% higher than second quarter 2004 sales of $77.1 million. Year-to-date sales of $158.0 million were 3% higher than sales of $153.1 million for the prior year.

The Metal Systems Group had a second quarter operating profit of $3.5 million, up 24% from the second quarter of 2004. The operating profit for the first half of 2005 was $6.1 million versus $5.4 million for the first half of 2004. Operating profit for the second quarter and the first half was higher due to lower operating expenses which offset the negative effect of a weaker product mix.

Alloy Products’ 2005 second quarter sales of $51.1 million and first half sales of $103.7 million were down 7% and 3% respectively as compared to second quarter sales of $54.7 million and first half sales of $107.2 million for 2004. Alloy bulk sales were up 18% over the first half of 2004 driven by strength from the oil and gas, aerospace and heavy equipment markets. A significant portion of this growth is from new products. Strip products grew at a higher rate than the worldwide telecommunications and computer market growth in the first half of 2004, however, in the first half 2005 strip product sales were down 12% due principally to inventory levels being reduced at several customers which serve this market. In addition the automotive electronics market was weak during the first half of 2005, especially due to the U.S. “Big Three” automotive manufacturers being down significantly compared to the prior year. Although order entry has recently improved, sales to the automotive, telecommunications and computer markets will be affected by the normal third quarter domestic and European seasonal factors. Therefore it is expected that Alloy Products’ sales for the third quarter will be about flat with the second quarter 2005 sales but ahead of last year’s third quarter.

TMI’s second quarter sales were $12.5 million, down 14% compared to the second quarter of 2004. Sales of $25.3 million for the first half of 2005 were down 11% compared to the first half of 2004. TMI sales have been negatively impacted throughout the first half of the year by weakness in the automotive electronics market. Sales related to the telecommunications and computer market, although weaker during the first half, are beginning to improve. In addition, TMI expects a positive impact from its new product initiatives.

Beryllium Products’ second quarter sales were $11.7 million and first half sales were $25.8 million, up 49% and 47% respectively compared to the same periods of last year. The majority of the strong sales growth during the first half was a result of sales of material for the optical mirrors for NASA’s James Webb Space Telescope. It is anticipated that Beryllium Products’ sales will be weaker in the second half due to a slowdown in the defense segment and the expected lower second half sales of material for the Webb telescope.

Brush Resources had external sales of beryllium hydroxide totaling $3.2 million in the first half of 2005, all of which occurred in the second quarter. There were no external sales of hydroxide in the first half of 2004.

Product mix hurt margins in this segment’s Alloy and TMI computer and telecommunications and automotive electronics businesses.

Microelectronics Group

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s sales for the second quarter of 2005 were $56.1 million, 9% above second quarter 2004 sales of $51.5 million. Sales for the first six months of 2005 were $107.0 million, 6% above 2004 first half sales of $101.4 million. Operating profit for the second quarter was $4.8 million, 1% below the second quarter of 2004. Operating profit year-to-date was $8.5 million, 17% below the first half 2004 operating profit of $10.3 million due to market shifts and related changes in mix which led to lower margins and differences in inventory valuations.

WAM’s 2005 second quarter sales were $49.8 million, 15% above second quarter 2004 sales of $43.5 million. WAM’s sales for the first half were $94.0 million, 10% above the same period of last year. The sales growth in the second quarter and first half of 2005 is due to continued strong demand in magnetic media, performance film, semiconductor and the wireless photonic handset markets. This strength is expected to continue throughout the remainder of the year. During the second quarter, WAM, through its subsidiary in the Netherlands, purchased OMC Scientific Holdings Limited (OMCS) of Limerick, Ireland for approximately $4.0 million in cash. OMCS provides physical vapor deposition material cleaning and reconditioning services to customers in the magnetic and optical data storage, semiconductor and other markets in Europe.

Electronic Products’ second quarter sales were $6.3 million and first half sales were $13.0 million, down 21% and 18% respectively as compared to the second quarter and first half of 2004.

Outlook

As reported earlier, in the latter part of the first quarter the Company began to experience weakness in segments of its two largest markets, telecommunications and computer and automotive electronics. The market weakness continued through the second quarter and into the third quarter. In addition, while Asia remains strong, Europe has softened, particularly in automotive electronics. The softness in these markets is, however, being offset in part by continued strength in the magnetic media, handset, semiconductor and industrial component markets. New product growth is also helping to mitigate the weaker telecommunications and computer and automotive electronics market conditions.

New product opportunities remain encouraging. Although lead times are short and forecasting in this market environment continues to be difficult, we still expect the sales growth for the year to be in the 4% to 8% range. Second half 2005 sales are currently expected to be similar to the first half with an upside or downside potential of 5%.

Third quarter 2005 sales are currently expected to be in the range of 5% above or below the third quarter of the prior year and operating margins are expected to be similar. The third quarter of the prior year included a $1.0 million non-recurring gain related to the disposal of property.

Chairman’s Comments

Commenting on the results, Gordon D. Harnett, Chairman and CEO, stated, “I am pleased to report continued quarter-on-quarter sales growth for the tenth consecutive quarter. While I am disappointed in the weakness in several of our larger markets and the resulting impact on earnings, I’m pleased and encouraged by our efforts to broaden and diversify our base, which when coupled with the introduction and continued development of new products, is leading to solid top line growth in those areas. We are committed in our efforts in these areas which are showing encouraging results and promising overall growth now and into 2006. We also are continuing to make good progress in our efforts to increase yield and productivity in our operations and reduce costs.”

Forward-looking Statements

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, automotive electronic, magnetic and optical data storage, aerospace and defense, industrial components, and appliance;

•	The successful development and introduction of new products and applications;

•	Actual sales, operating rates and margins in the third quarter 2005 and for the full year of 2005;

•	Changes in product mix and the financial condition of key customers;

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital projects;

•	Other financial factors, including cost and availability of materials, interest rates, exchange rates, tax rates, pension costs, energy costs, regulatory compliance cost and the cost and availability of insurance;

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations;

•	The uncertainties related to the impact of war and terrorist activities; and

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	July 1,	Dec 31
(Dollars in thousands)	2005	2004
Assets
Current assets
Cash and cash equivalents	$11,206	$49,643
Accounts receivable	67,939	59,229
Inventories	101,664	95,271
Prepaid expenses	9,283	8,348
Deferred income taxes	531	275

Total current assets	190,623	212,766
Other assets	8,785	14,876
Long-term deferred income taxes	658	928
Property, plant and equipment	547,828	540,937
Less allowances for depreciation,
depletion and impairment	374,483	363,318

	173,345	177,619
Goodwill	10,805	7,992

	$384,216	$414,181

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$10,973	$11,692
Current portion of long-term debt	636	19,209
Accounts payable	19,457	13,234
Other liabilities and accrued items	32,930	50,452
Unearned revenue	—	7,789
Income taxes	1,008	1,591

Total current liabilities	65,004	103,967
Other long-term liabilities	9,921	10,798
Retirement and post-employment benefits	56,044	49,729
Long-term debt	41,515	41,549
Shareholders’ equity	211,732	208,138

	$384,216	$414,181

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	July 1,	July 2,	July 1,	July 2,
(Dollars in thousands except share and per share amounts)	2005	2004	2005	2004
Net sales	$134,651	$128,639	$265,023	$254,501
Cost of sales	105,545	99,198	207,340	195,483

Gross margin	29,106	29,441	57,683	59,018
Selling, general and administrative expenses	18,933	19,161	37,634	38,208
Research and development expenses	1,295	1,098	2,536	2,366
Other-net	1,453	127	3,664	3,319

Operating profit	7,425	9,055	13,849	15,125
Interest expense	1,646	2,389	3,268	4,607

Income before income taxes	5,779	6,666	10,581	10,518
Income taxes	249	95	764	194

Net income	$5,530	$6,571	$9,817	$10,324

Per share of common stock: basic	$0.29	$0.39	$0.51	$0.62
Weighted average number
of common shares outstanding	19,224,298	16,704,568	19,210,887	16,661,099
Per share of common stock: diluted	$0.29	$0.38	$0.51	$0.60
Weighted average number
of common shares outstanding	19,351,865	17,127,698	19,374,139	17,107,295